UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2013

EDWARDS LIFESCIENCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15525	36-4316614
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

One Edwards Way, Irvine, California	92614
(Address of principal executive offices)	(Zip Code)

(949) 250-2500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2013, Edwards Lifesciences Corporation, a Delaware corporation (the “Company”), announced that Scott B. Ullem, age 47, was chosen as the Corporate Vice President, Chief Financial Officer of the Company, with an anticipated effective date of January 2, 2014, to succeed Thomas M. Abate.

The Company previously announced, in a Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2013, that Mr. Abate planned to retire during 2013 and that he would remain as the Company’s Chief Financial Officer until his successor took office. Mr. Ullem’s appointment concludes a search by the Company to identify a successor to Mr. Abate. Consistent with his plan, Mr. Abate will cease being the Company’s Chief Financial Officer and will retire from the Company.

Mr. Ullem served from May 2010 to November 2013 as Vice President and Chief Financial Officer of Bemis Company Inc. (“Bemis”), a publicly traded manufacturer of packaging products and pressure sensitive materials. Mr. Ullem served from 2008 to May 2010 as the Vice President, Finance of Bemis. Before joining Bemis, Mr. Ullem was a Managing Director at Banc of America Securities from 2005 to 2008.

In connection with his appointment as Corporate Vice President, Chief Financial Officer, Mr. Ullem and the Company entered into an Offer Letter on December 4, 2013 (the “Offer Letter”). The Offer Letter does not provide for a specified term and provides for an at-will employment relationship.

Pursuant to the Offer Letter, Mr. Ullem will receive base salary at an annual rate of $525,000 and an annual incentive bonus opportunity based on the achievement of performance criteria to be established by the Compensation and Governance Committee of the Company’s Board of Directors (the “Board”). Mr. Ullem’s target incentive bonus for 2014 will be $380,000. Mr. Ullem will not be eligible for an annual bonus for the Company’s fiscal year ending on December 31, 2013. The Board will consider for approval an equity award to be granted to Mr. Ullem in May 2014 with a grant date fair value of $1,300,000.

The Board will also consider for approval the following equity award grants to Mr. Ullem at the first regular meeting of the Board that occurs after Mr. Ullem commences employment with the Company:

•                  As an inducement grant, an option to purchase shares of the Company’s common stock with a grant date fair value of $1,750,000. The option will have a per-share exercise price equal to the closing price of a share of the Company’s common stock on the grant date and will have a maximum term of seven years.  The option will be scheduled to vest, subject to Mr. Ullem’s continued employment, in 25% installments on each of the first four anniversaries of the grant date.

•                  As a buyout grant, an award of restricted stock units with respect to shares of the Company’s common stock with a grant date fair value of $3,500,000.  The shares subject to the restricted stock unit award will be scheduled to vest, subject to Mr. Ullem’s continued employment, in 25% installments on each of the first four anniversaries of the grant date.

Pursuant to the Offer Letter, Mr. Ullem will be entitled to a signing bonus in the amount of $250,000. In the event Mr. Ullem’s employment with the Company is terminated prior to the two-year anniversary of his employment commencement date for reasons other than a termination by the Company without “cause” or by Mr. Ullem for “good reason” (as these terms are defined in the Company’s form of Change-in-Control Severance Agreement), and other than due to his death or disability, Mr. Ullem will be required to repay a pro-rated portion of the signing bonus to the Company.  Mr. Ullem will also enter into a Change-in-Control Severance Agreement.

Mr. Ullem will be entitled to participate in the Company’s benefit plans on terms consistent with those applicable to the Company’s other employees generally. Mr. Ullem will also be entitled to certain relocation benefits in connection with his relocation to California. In the event Mr. Ullem’s employment with the Company terminates prior to the two-year anniversary of his employment commencement date (other than due to workforce reduction or similar job elimination), he will be required to repay an annual pro-rated portion of the relocation benefits to the Company

In the event Mr. Ullem’s employment with the Company is terminated for any reason other than a termination by the Company with cause or by Mr. Ullem without good reason within one year after his date of hire, Mr. Ullem will be entitled to receive a $905,000 cash severance benefit.

The foregoing summary of the Offer Letter is qualified in its entirety by the text of the Offer Letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

10.1                        Offer Letter between Scott B. Ullem and Edwards Lifesciences Corporation, dated December 4, 2013.

99.1                        Press Release dated December 5, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 6, 2013

EDWARDS LIFESCIENCES CORPORATION

By:	/s/ Denise E. Botticelli
Denise E. Botticelli
Vice President, Associate General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Offer Letter between Scott B. Ullem and Edwards Lifesciences Corporation, dated December 4, 2013.

99.1	Press Release dated December 5, 2013